Exhibit 99.02

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 are based on the historical financial statements of Shutterfly, Inc. (“Shutterfly”) and Tiny Prints, Inc. (“Tiny Prints”) after giving effect to Shutterfly’s acquisition of Tiny Prints on April 25, 2011 as more fully described at Item 2.01 of this Form 8-K/A and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 is presented as if the acquisition of Tiny Prints had occurred on December 31, 2010.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is presented as if the Tiny Prints acquisition had occurred on January 1, 2010 and includes all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The acquisition has been accounted for under the acquisition method of accounting.  Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed based on various estimates.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only in accordance with Article 11 of SEC Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Shutterfly and Tiny Prints been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Shutterfly’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 and Tiny Prints’ historical financial statements for the year ended December 31, 2010, which is included as Exhibit 99.2, to this Form 8-K/A.

SHUTTERFLY, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET OF SHUTTERFLY AND TINY PRINTS
As of December 31, 2010
(In thousands)
(Unaudited)

	Historical		Proforma
	Shutterfly	Tiny Prints	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$252,244	$31,243	$(148,889)[A]		$134,598
Account receivable, net	4,845	449	-		5,294
Inventories	3,580	855	-		4,435
Deferred tax asset, current portion	3,582	-	-		3,582
Prepaid expenses and other current assets	6,934	1,301	-		8,235
Total current assets	271,185	33,848	(148,889)		156,144

Property and equipment, net	39,726	2,461	-		42,187
Goodwill and intangible asset, net	16,835	1,820	428,119	[B]	446,774
Deferred tax asset, net of current portion	11,314	659	-		11,973
Other assets	4,770	37	-		4,807
Total assets	$343,830	$38,825	$279,230		$661,885

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,341	$18,328	$-		$40,669
Accrued liabilities	38,831	5,412	2,412	[C]	46,655
Deferred revenue	9,731	245	(108)[D]		9,868
Total current liabilities	70,903	23,985	2,304		97,192
Other liabilities	3,320	1,944	30,748	[E]	36,012
Total liabilities	74,223	25,929	33,052		133,204

Stockholders’ equity
Common stock at par value	3	-	-	[F]	3
Series A convertible preferred stock	-	56,337	(56,337)[F]		-
Additional paid-in-capital	263,726	3,004	258,077	[F]	524,807
Accumulated earnings (deficit)	5,878	(46,445)	44,438	[F]	3,871
Total stockholders' equity	269,607	12,896	246,178	[F]	528,681
Total liabilities & stockholders' equity	$343,830	$38,825	$279,230		$661,885

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SHUTTERFLY, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF SHUTTERFLY AND TINY PRINTS
For the year ended December 31, 2010
(In thousands, except for per share amounts)
(Unaudited)

	Historical		Proforma
	Shutterfly	Tiny Prints	Adjustments		Combined
Net revenues	$307,707	$87,362	$-		$395,069
Cost of net revenues	134,491	48,905	4,278	[G,H]	187,674
Gross profit	173,216	38,457	(4,278)		207,395

Operating expenses:
Technology and development	48,393	8,300	2,321	[G,H]	59,014
Sales and marketing	59,284	24,321	12,424	[G,H]	96,029
General and administrative	40,764	6,739	8,122	[H]	55,625
Total operating expenses	148,441	39,360	22,867		210,668
Income (loss) from operations	24,775	(903)	(27,145)		(3,273)
Interest expense	(42)	(189)	48	[I]	(183)
Interest and other income, net	482	15	(383)[J]		114
Income (loss) before income taxes	25,215	(1,077)	(27,480)		(3,342)
Benefit (provision) for income taxes	(8,088)	216	9,343	[K]	1,471
Net income (loss)	$17,127	$(861)	$(18,137)		$(1,871)

Net income (loss) per share
Basic	$0.63				$(0.06)
Diluted	$0.59				$(0.06)

Weighted-average shares outstanding
Basic	27,025				31,039
Diluted	29,249				31,039

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

Note 1—Basis of Presentation

Preliminary Purchase Price

The total preliminary purchase price transferred to effect the acquisition is as follows (in thousands except per share amounts):

Cash consideration	$146,545
Fair value of common stock issued	219,315
Fair value of vested stock awards assumed	41,766
Fair value of total consideration transferred	$407,626

Estimated Fair Value of Stock Awards Assumed

In connection with the acquisition, each Tiny Prints stock option that was outstanding and unexercised was assumed and converted into an option to purchase the Company’s common stock based on a conversion ratio of 0.327, which was calculated as the consideration price per share of $12.44 divided by a fixed per share value of $38.  The Company assumed the stock options in accordance with the terms of the applicable Tiny Prints stock option plan and the stock option agreement relating to that Tiny Prints stock option. Based on Tiny Prints’ stock options outstanding at April 25, 2011, the Company converted options to purchase approximately 4.1 million shares of Tiny Prints common stock into options to purchase approximately 1.3 million shares of the Company’s common stock. The Company also assumed and converted approximately 196,896 unvested shares of outstanding Tiny Prints restricted stock units into approximately 64,386 shares of the Company’s  restricted stock units, using the same conversion ratios stated above.

The fair value of stock options assumed was calculated using a Black-Scholes valuation model with the following assumptions: closing date market price of $54.64 per share; expected term of 4.5 years: risk-free interest rate of 2.1%; expected volatility of 48.1%; and no dividend yield. The fair value of restricted stock units assumed was calculated using the closing date market price of $54.64 per share for the Company’s common stock. The Company included the fair value of vested stock options assumed of $41.8 million in the consideration transferred for the acquisition. The estimated fair value of unvested stock options and restricted stock units assumed by the Company of $25.8 million was not included in the consideration transferred and is being recognized as stock-based compensation expense over the weighted average remaining vesting period of approximately two years. In addition, the Company determined that $2.9 million of incremental fair value was associated with vested awards at the acquisition date, and has recognized this additional amount in its post-combination financial statements.

Preliminary Purchase Price Allocation

Under the purchase accounting method, the total preliminary purchase price was allocated to Tiny Prints’ tangible and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values as of the April 25, 2011 closing date of the acquisition. The excess purchase price over the value of the net assets acquired is recorded as goodwill.

The preliminary purchase price of Tiny Prints is allocated as follows (in thousands):

	Amount	Estimated Useful Life (in years)
Total assets acquired	$20,911	N/A
Total liabilities assumed	(43,059)	N/A
Identifiable intangible assets:
Trade Name	51,100	15
Customer Base	33,300	7
Developed Technology	12,500	4
Other	3,080	2-3
Goodwill	329,794	N/A
Total preliminary purchase price	$407,626

Included in the total liabilities assumed is a net deferred tax liability balance of $32.4 million, primarily comprised of the difference between the assigned values of the tangible and intangible assets acquired and the  tax basis of those assets.  This amount is net of deferred tax assets related to vested non-qualified stock options included in the purchase price, as well as other deferred tax assets acquired in the transaction.

Total amortizable intangible assets total $100.0 million and consist of trade name, customer base, developed technology, and other contractual agreements with useful lives that range from two to 15 years.

Goodwill of $329.8 million represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and represents the expected synergistic benefits of the transaction and the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually, or, more frequently if certain indicators are present. In the event that the management of the combined company determined that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

Note 3—Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2010 for purposes of the balance sheet and January 1, 2010 for purposes of the statement of operations and reflects the following pro forma adjustments (in thousands, except share amounts):

[A]	To record the following adjustments to cash and cash equivalents:

Cash consideration	$(146,545)
Payment of term loan and capital lease obligations	(2,344)
Decrease in cash and cash equivalents	$(148,889)

Payment of term loan and capital lease obligations reflect required actions to be taken by Tiny Prints prior to the acquisition date as stipulated in the merger agreement. See pro forma adjustments [C] and [E].

[B]
Adjustment to reflect total fair value of consideration transferred as a result of the acquisition: $146.5 million cash, issuance of 4.0 million of Company common stock at a stock price of $54.64, and fair value of assumed vested stock options. Also includes adjustments to record preliminary goodwill, including tax goodwill, created as a result of the acquisition, as well as to record the preliminary estimate of intangible assets acquired.

To record intangible assets acquired	$99,980
To record goodwill	329,769
Total increase in intangible assets and goodwill	$429,749
To adjust patent licenses to fair value	(1,630)
Increase in goodwill and intangible assets, net	$428,119

[C]	To record the following adjustments to accrued expenses:

To eliminate current portion of capital leases	$(91)
To eliminate current portion of term loan	(630)
To record total transaction costs	3,133
Increase in accrued expenses	$2,412

[D]	To record deferred revenue at fair value:

Tiny Prints deferred revenue balance at December 31, 2010	$245
Tiny Prints cost of net revenues as percentage of net revenues (year ended December 31, 2010)	56%
Adjusted deferred revenue balance at fair value	137
Decrease in deferred revenue	$(108)

[E]	To record the following adjustments to other liabilities:

To eliminate long term portion of capital leases	$(253)
To eliminate long term portion of term loan	(1,370)
To record deferred tax liability as a result of the acquisition	32,371
Increase in other liabilities	$30,748

[F]	To record the following adjustments to stockholders’ equity:

To eliminate Tiny Prints historical stockholders’ equity:
Preferred Stock	$(56,337)
Additional paid-in-capital	(3,004)
Accumulated earnings	46,445
$(12,896)
To record stock consideration comprised of 4.0 million shares of common stock issued at $54.64 and fair value of vested equity awards assumed:
Common Stock, $0.0001 par value	$0.40
Additional paid-in-capital - common stock issued	219,315
Additional paid-in-capital - vested options assumed	41,766
$261,081

To record transaction costs incurred by Shutterfly	$(2,007)

Total increase in stockholders' equity	$246,178

[G]
To eliminate stock-based compensation recorded by Tiny Prints for the year ended December 31, 2010 and to record stock-based compensation for assumed unvested awards, net of forfeitures, and incremental fair value associated with vested awards at the acquisition date, for the year ended December 31, 2010:

	Elimination of Tiny Prints stock-based compensation	Stock-based compensation from acquisition	Total net adjustment
Cost of net revenues	$(90)	$1,243	$1,153
Technology and development	(228)	3,149	2,921
Sales and marketing	(216)	2,983	2,767
General and administrative	(634)	8,756	8,122
	$(1,168)	$16,131	$14,963

[H]	To record amortization for intangible assets for the fiscal year ended December 31, 2010:

	Amount	Estimated Useful Life	First Year Amortization	Operating expense line
Trade Name	$51,100	15	$3,407	Sales & marketing
Customer Base	33,300	7	4,757	Sales & marketing
Developed Technology	12,500	4	3,125	Cost of net revenues
Other	3,080	2-3	1,493	Sales & marketing
Total intangible assets acquired	$99,980		12,782
To adjust amortization of patent licenses based on its fair value			(600)	Technology & development
Total adjustment			$12,182

[I]	Adjustment to eliminate Tiny Prints interest expense incurred during the year ended December 31, 2010 associated with its term loan and capital leases.

[J]	To adjust for the assumed reduction in interest income due to reduced cash and cash equivalent balances as a result of the cash consideration issued as part of the acquisition.

[K]
Adjustments to record tax benefit to reflect the pro forma income tax impact at the statutory federal income tax rate. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had the Company and Tiny Prints filed consolidated income tax returns during the period presented.

Note 4—Earnings Per Share

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of income are based upon the weighted-average number of the Company’s common shares outstanding and are adjusted for additional stock awards assumed from Tiny Prints stock award plans pursuant to the treasury stock method as if those awards had been assumed and converted as they stood at the acquisition date as of the beginning of the period presented without consideration for any subsequent award activity such as grants, exercises and cancellations. After pro forma adjustments, the combined statement of operations reflects a net loss of $1.9 million and basic and diluted net loss per share of $0.06.